JOINT OPERATING AGREEMENT

Between

A. Abunayyan Trading Corporation

And

Exploration Drilling International

Dated 13th May 2006

This Joint Operating Agreement (the "**Agreement**") is entered onto this 13th day of May, 2006 by and between A. Abunayyan Trading Corporation, a company acting on behalf of itself and on behalf of any of its Affiliates that could be substituted for it ("**ATC**"), and Exploration Drilling International, a company incorporated under the laws of the German and acting on behalf of itself and on behalf of any of its Affiliates that could be substituted for it ("**EDI**"). ATC and EDI are hereinafter referred individually to as "**Party**" and collectively as "**Parties**"

WHEREAS, EDI GmbH, Goethestrasse 61, D-45721, Haltern am See, registered at the commercial register of the local court Gelsenkirchen, registration No. 8068, a provider of Well Drilling Services through EDI's Background Technology, and is willing to support Clients in the Kingdom of Saudi Arabia

WHEREAS, ATC, a company organized under the rules and regulations of the Kingdom of Saudi Arabia under commercial registration number 1010077408 dated 17/11/1410H with its principle address at King Abdulaziz Road, P.O. Box 321, RIYADH 11411, Kingdom of Saudi Arabia, a water services company and has an extensive knowledge of the opportunities offered to water services

WHEREAS, the Parties have determined it to be in their mutual interest to use their complementary expertise to promote in the KSA the use of water services technology as developed by EDI;

WHEREAS, the Parties wish to establish a joint operation relationship in relation to the water services;

NOW IT IS HEREBY AGREED as follows

Article 1. **Objective of this Agreement**

The objective of this Agreement is to offer and achieve coordinated provision by the Parties of the Services to Clients within the Kingdom of Saudi Arabia.

When mutually determined to be appropriate, the Parties may develop joint marketing, sales effort and engaging in other activities necessary to seek and develop business opportunities and to carry out agreed Business Plans. The Parties agree to commit the required resources defined on a case by case basis and respectively allotted to, cooperate in procuring that these joint efforts are carried out by properly qualified personnel, and supplied the defined specific Contribution.

In each hypothesis where an action to provide Services to a Client is initiated, and the Parties are in agreement to make Service offering to such a Client, as decided by the **Steering Committee** on a case-by-case basis, both Parties shall allocate a sufficient number of qualified personnel for preparation of a response to the Client request or prospect through a joint ATC-EDI team (the "**Response Team**").

Article 2. **Steering Committee**

In order to ensure that the contractual objective is met to the mutual satisfaction of the Parties, a " **Steering Committee**" will be established as follows:
The Steering Committee shall carry out the following functions:

(i) Coordination of activities by the Parties under this Agreement;
(ii) Deciding, whenever a business opportunity is identified, whether or not to make a Service offering in such business opportunity, and the details of each Party's Contribution;
(iii) Making Business Plans and monitoring the implementation of such Business Plans, planning the scope and directions of its further variations and agreeing any amendment to it;
(iv) Agreeing and monitoring the price of the Services to be invoiced;
(v) Recommend to the Parties cross training required between the Parties' employees;
(vi) Review of the strategy of the Parties for effective implementation of this Agreement and recommendations in this regard;
(vii) Review and evaluation of the efficiency of the operations pursuant to this Agreement and recommendations to the Parties for improvement of the conducted operations;
(viii) Ensure that each Party, respectively, make available the necessary, qualified personnel to staff the Response Teams and that they conduct themselves in accordance with this Agreement;
(ix) Resolve disputes between the ATC and EDI members of the Response Teams; and
(x) Appoint and oversee work teams (the "Work Groups"), to be constituted from time to time in order to research, analyse and report on extraordinary matters and make recommendations to the Parties based on their finding.

The Steering Committee shall consist of four (4) members, two (2) appointed by ATC and two (2) by EDI. Each of the Parties shall be entitled by notice in writing delivered to the other Party to appoint two (2) representatives. The Chairman of the Steering Committee shall be appointed to preside at meetings. All the Steering Committee decisions must be taken at the unanimous agreement of the Parties Representatives.

The Chairman has the right to call extraordinary meetings by notifying the members in writing not less than five (5) business days before the date of the meeting. Any member can call a meeting by notifying the other members in writing at least fourteen (14) business days in advance. The members may waive notice in writing. Each notice of the meeting of the Steering Committee shall contain the date, time and place of the meeting, and a list of issues which will be considered at the meeting with the attachment, whenever possible, of the information needed for the members of the Committee to make informed decisions regarding the problems presented.

The presence of at least one member appointed by each of the Parties is necessary for a quorum.

The Chairman or any other member through the Chairman shall have the right to submit a proposal for consideration by the Steering Committee by sending to each member of the Committee a notice describing the proposal. Each member of the Committee shall give his response to the offer in writing to the Chairman and other members of the Committee within fifteen (15) business days after receipt of the notice describing the proposal and a failure to respond within such time shall be counted as an approval of the proposal.

Each Party shall be responsible for its own costs incurred in connection with the Steering Committee, its members, participation, travel, accommodation and meetings.

The first Chairman of the Steering Committee shall be appointed by ATC from ATC's members and his tenure shall last for a duration of 12 months from the date of this Agreement and shall then be replaced by a Chairman appointed by EDI from the EDI's members and the appointment of the Chairman shall then alternate between ATC and EDI every 12 months thereafter.

Article 3. **Implementation, Responsibilities and Execution of Drilling**

Each Party shall independently obtain all licenses, authorizations and approvals from all government bodies and agencies as well as from its own board of directors and officers and all other approvals required for it to enter into and to carry out the terms of this Agreement and any future contracts with clients whether in private or public sector.

Each Party shall be responsible for the payment of all applicable taxes, fees, levies, permits and customs duties related to its receipt of the payments under the Contracts and all of its costs in connection with Contracts.

The two parties, after certain negotiations, have decided to execute an Exclusive Joint Operating Agreement in the field of well drilling for a term of three (3) years starting from the date of signature of this agreement, and renewed automatically for further three (3) year terms unless either party officially informs the other party in writing of its intention not to renew the Agreement at least ninety (90) days prior to the expiration date of each term. To initiate this agreement 10 Exploration Drilling projects for water in Saudi Arabia is proposed to be executed. This agreement shall provide the basis for the exploration drilling order, but shall not regulate all terms and conditions of the execution of this particular project.

EDI covenants to execute exploration drillings for water. EDI shall draw up a project description and a detailed offer for each individual drilling work and submit a complete proposal with a technical specification. This shall be considered part of the tender preparation scope and phase and responsibility of EDI.

In case of governmental projects ATC covenants to pay EDI for their scope of services in the project on pro rata basis according to governmental regulations and payment schedules to EDI the amount for the respective drilling work subject to the calculated offer. In case of private projects ATC and EDI negotiate the terms suitable for them.

EDI shall execute the exploration drilling carefully with qualified supervisors personnel and in accordance with the current state-of-the-art of EDI's technology. EDI and ATC may subcontract parts of the performance of services to competent third parties.

Before the start of the service, ATC shall provide to EDI any available necessary information that ATC is able to secure from relevant government agencies about geology, hydrology, hidden electricity and gas lines, water mains and other hidden supply lines.

Obtaining of official permits as well as other consents of third persons which may potentially be required at the location to perform the services shall be at the cost and risk of ATC.

Article 4. **Detailed Agreement regarding further terms and conditions**

The profit will be shared according to the costs each company carried during the project stipulated in the quotation. Each party shall be responsible for its own costs including tender preparation costs, site surveys and staff costs. ATC and EDI shall carry their duties as stipulated in this agreement at their own risk and responsibility including any potential financial risks or exposure. Both parties shall be responsible to obtain on their own cost all necessary drilling permits and licenses and other permits and licenses, import licenses of equipment into the Kingdom of Saudi Arabia and re-export of such equipment outside of the Kingdom of Saudi Arabia after the end this Agreement, temporary commercial registration, filing with various government agencies within the Kingdom of Saudi Arabia including but not limited to Saudi Arabian General Investment Authority, Department of Zakat and Income Tax, Ministry of Commerce and Industry, Ministry of Water and Electricity, Ministry of Finance and Saudi Monetary Agency.

A copy of the payment will transmitted to EDI immediately. Any payment received from Ministry of Water and Electricity will be deposited in ATC's bank account and correspondent portion for EDI will be transferred at the same time the payment is received from the Government.

Any notice to be given under this Agreement shall be in writing and either delivered personally or sent by fax and confirmed by courier delivery to the relevant addresses specified below and copies to such other indicated office or offices of the Parties as shall from time to time be notified to the other Party. A notice is deemed to have been served at the time of delivery of the courier confirmation and in proving service it is sufficient to prove that personal delivery was made.

For ATC:

Attention: Mr. Khalid A. Abunayyan

For EDI:

Attention: Mr. Rainer Rotthauser

Article 5. **Miscellaneous Terms**

This Agreement is executed in two (2) originals in English language. This Agreement shall replaces and the Parties hereby terminate without recourse all preceding oral and written agreements, records, negotiations, reference materials and correspondence between them as regards the subject matter and neither is relying thereon in entering into this Agreement.

This Agreement shall be executed in two (2) counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

In witness whereof the duly authorized representatives of the Parties have executed this Agreement effective as of the date first set out above.

EDI	**ATC**
Signature: ------------------------	Signature: ----------------------------
Name: Mr. Rainer Rotthäuser	Name: Mr. Khalid A. Abunayyan
Title: Managing director	Title: Chief Operating Officer